SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Hewitt Associates, Inc.

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HEWITT ASSOCIATES, INC.

100 Half Day Road

Lincolnshire, Illinois 60069

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 28, 2004

TO THE STOCKHOLDERS OF HEWITT ASSOCIATES, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hewitt Associates, Inc., a Delaware corporation (the “Company”), will be held at the University of Chicago Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, IL 60611, on Wednesday, January 28, 2004 at 9:00 a.m. Central time for the following purposes:

1.	To elect three Class II Directors, each to serve for a term of three years or until his or her successor is duly elected and qualified to hold office.

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the Company’s fiscal year ending September 30, 2004.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors (the “Board”) has fixed the close of business on December 1, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy in the return envelope (which is postage prepaid if mailed in the United States) or vote your proxy via telephone or internet as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares of record are held by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you will not be permitted to vote in person at the Annual Meeting unless you first obtain a proxy issued in your name from the record holder. If you wish to attend the Annual Meeting, please present proof of your ownership of Hewitt Associates stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting.

By Order of the Board of Directors

C.L. Connolly, III
Secretary

Lincolnshire, Illinois

December 22, 2003

HEWITT ASSOCIATES, INC.

100 Half Day Road

Lincolnshire, Illinois 60069

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

JANUARY 28, 2004

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Hewitt Associates, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Wednesday,  January 28, 2004, at 9:00 a.m. Central time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the University of Chicago Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, IL 60611. The Company intends to mail this proxy statement and accompanying proxy card on or about  December 22, 2003 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company will reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers or other employees of the Company.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on December 1, 2003 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 30,346,569 shares of its Class A common stock, 63,420,467 shares of its Class B common stock and 4,603,915 shares of its Class C common stock.

Each holder of record of each class of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon. Pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation, other than in elections of directors, every share of Class B common stock and Class C common stock shall be voted in accordance with the vote of the majority of the votes cast on the matter in question by the holders of Class B common stock and Class C common stock, voting together as a group, pursuant to a separate, preliminary vote of the holders of Class B common stock and Class C common stock (“Preliminary Vote”), according to procedures established by the Company’s Stockholders’ Committee. In elections of directors, every share of Class B common stock and Class C common stock shall be voted in favor of the election of those persons, equal in number to the number of such positions to be filled, receiving the highest number of votes cast by the holders of Class B common stock and Class C common stock, voting together as a group, in the Preliminary Vote.

A majority of the votes entitled to be cast by shares entitled to vote, represented in person or by proxy, will constitute a quorum for action on a matter at the Annual Meeting. Abstentions will be counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker (“broker non-votes”), absent voting instructions from the beneficial owner under the rules of the New York Stock Exchange, will be treated as shares present for purposes of determining the presence or absence of a quorum, but are not counted for determining whether a matter has been approved. All votes will be tabulated by the inspector of election appointed for the Annual Meeting.

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company before the Annual Meeting at the Company’s principal executive offices, 100 Half Day Road, Lincolnshire, Illinois 60069, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws provide that the Board of Directors shall be divided into three classes, each elected for a three-year term, with the term of Class II Directors expiring at the Annual Meeting of stockholders to be held in 2004, the term of Class III Directors expiring at the Annual Meeting to be held in 2005 and the term of Class I Directors expiring at the Annual Meeting to be held in 2006. Directors were assigned to each class in accordance with a resolution adopted by the Board of Directors, each class consisting, as nearly as possible, of one-third the total number of directors.

The authorized number of directors is currently set at ten. Three seats on the Board of Directors, currently held by James P. Kelly, Alberto J. Santos, Jr. and Judith A. Whinfrey, have been designated as Class II Board seats, with the directors’ term expiring as of the 2004 Annual Meeting. Alberto J. Santos, Jr. and Judith A. Whinfrey have informed the Board that they will retire from the Board at the end of their current terms to permit the Board to nominate directors who are independent of management. Mr. Santos and Ms. Whinfrey will continue as employees of the Company.

Michael E. Greenlees, James P. Kelly and Steven P. Stanbrook have been nominated to serve as Class II Directors. Mr. Kelly is the sole nominee for election to this class who is currently a member of the Board of Directors. If elected at the Annual Meeting, each of the three nominees would serve until the 2007 Annual Meeting and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation, or removal.

The directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose.

Set forth below is biographical information for each person nominated, each person whose term of office as a director will continue after the Annual Meeting, and each Class II Director who will not continue in office after the Annual Meeting.

Nominees for Election for Class II Directors

Names	Length of Term
Michael E. Greenlees James P. Kelly Steven P. Stanbrook	Nominated for a three-year term expiring at the 2007 Annual Meeting of Stockholders

Michael E. Greenlees (age 56) served as Executive Vice President of Omnicom Group Inc., the holding company for a number of advertising and marketing services businesses from 2001-2003. From 1998 to 2001, Mr. Greenlees served as President and CEO of TBWA Worldwide, a unit of Omnicom. From 1980-1998, Mr. Greenlees was Chairman and Chief Executive of GGT Group plc, a London-based advertising and marketing services group. Mr. Greenlees has over thirty years of experience in advertising and marketing.

James P. Kelly (age 60) is the former Chairman and Chief Executive Officer of United Parcel Service, a package distribution company (“UPS”), and has served as a director since July 2002. Mr. Kelly joined UPS in 1964 and held a number of senior positions there, including labor relations manager and Chief Operating Officer, prior to assuming the role of Chairman and Chief Executive Officer in 1997, which he held until his retirement in February 2002. Mr. Kelly serves as chairman of the Annie E. Casey Foundation and serves on the board of directors of BellSouth Corporation, Dana Corporation and UPS. Mr. Kelly serves on the audit and finance committees of Dana Corporation and the executive nominating and compensation and director nominating and corporate governance committees of BellSouth Corporation.

Steven P. Stanbrook (age 46) is President, Asia, of S. C. Johnson & Son, Inc., a manufacturer of consumer products. Prior to his current role, Mr. Stanbrook served as President of S. C. Johnson’s business in Europe, Africa and Near East from 1996-2002. Prior to joining S. C. Johnson in 1996, Mr. Stanbrook was President— International of CompuServe. Prior to that, he held various international management positions at Sara Lee Corporation from 1993-1996, and most recently served as President and Chief Executive Officer of Sara Lee Bakery. Mr. Stanbrook also currently serves on the board of directors of Chiquita Brands International, Inc. Mr. Stanbrook serves on the audit and compensation committees of Chiquita Brands International.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH OF THE NOMINEES LISTED ABOVE.

Current Class II Directors Not Continuing in Office

Alberto J. Santos, Jr. (age 54) has been the Market Group Leader—Middle Market since 2003 and has served as a director since April 2002. Previously Mr. Santos served as the Market Group Leader—Southwest U.S. Market Group from 1999 to 2003. Prior to that, he managed the Company’s Latin America Region, Southwest Client Development practice, Southwest Health Management practice and the Company’s San Antonio office. Mr. Santos joined the Company in 1976 as a consultant in account management.

Judith A. Whinfrey (age 54) serves as a Managing Consultant in the Company’s Chicago office and has served as a director since April 2002. Ms. Whinfrey joined the Company in 1971 as an actuary. She is an Associate in the Society of Actuaries and a member of the American Academy of Actuaries.

Class I Directors Continuing in Office

Names	Length of Term
Bryan J. Doyle Julie S. Gordon Michele M. Hunt Cary D. McMillan	Three-year term, two years remaining, expiring at the 2006 Annual Meeting of Stockholders

Bryan J. Doyle (age 43) has been the Outsourcing—Line of Business Leader since 2000 and a director since April 2002. Previously, he managed Hewitt’s outsourcing business in the East U.S. Market Group and helped lead the initiative to set up the Company’s first two benefit outsourcing clients. Mr. Doyle joined the Company in 1984.

Julie S. Gordon (age 46) leads Hewitt’s retirement and financial management market efforts in North America and has served as a director since April 2002. Previously, she served as business leader of Hewitt’s Midwest U.S. Market Group actuarial practice. She joined the Company in 1978. Ms. Gordon is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

Michele M. Hunt (age 54) is Founder and President of Vision & Values, a leadership and organizational development firm in Washington D.C., and has served as a director since July 2002. Since founding her firm in 1995, Ms. Hunt has partnered with numerous organizations, including Banco Popular, IBM, Motorola and NASA, to align their culture, systems and processes with their vision and core strategies. In 1993, President Clinton appointed Ms. Hunt to lead the Federal Quality Institute in an initiative to improve government agencies. Prior to this appointment, Ms. Hunt served as Corporate Vice President for People of Herman Miller, Inc.

Cary D. McMillan (age 45) is Chief Executive Officer of Sara Lee Branded Apparel and Executive Vice President of Sara Lee Corporation, a branded consumer packaged goods company, and has served as a director since July 2002. Mr. McMillan joined Sara Lee in 1999 as Executive Vice President and Chief Financial Officer. From 1980 to 1999, Mr. McMillan held a number of positions of increasing responsibility at Arthur Andersen & Co., L.L.P., including managing partner of the Chicago office. Mr. McMillan also currently serves on the board of directors of Sara Lee Corporation and McDonalds Corporation, as well as the boards of several nonprofit organizations in the Chicago area. Mr. McMillan serves on the audit and finance committees of McDonalds Corporation.

Class III Directors Continuing in Office

Names	Length of Term
Cheryl A. Francis Dale L. Gifford Daniel J. Holland	Three-year term, one year remaining, expiring at the 2005 Annual Meeting of Stockholders

Cheryl A. Francis (age 49) served as Executive Vice President and Chief Financial Officer of R.R. Donnelley & Sons, a print media company, from 1995 until 2000 and has served as a director since July 2002. Since 2000, Ms. Francis has served as a business consultant. Prior to her role at R.R. Donnelley & Sons, Ms. Francis served on the management team of FMC Corporation and its subsidiary, FMC Gold, including serving as Chief Financial Officer of FMC Gold from 1987-1991, and Treasurer of FMC Corporation from 1993-1995, and as an adjunct professor for the University of Chicago Graduate School of Business from 1991-1993. Ms. Francis also currently serves on the board of directors of HON INDUSTRIES, Inc. and Morningstar, Inc. Ms. Francis is a member of the audit committee of each of these companies.

Dale L. Gifford (age 53) has served as the Company’s Chief Executive Officer since 1992 and as Chairman of the Board since March 2002. Prior to his current roles, Mr. Gifford managed the Company’s Southwest and Midwest U.S. Market Groups, international operations and flexible compensation practice. Mr. Gifford joined the Company in 1972 as an actuary. He is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

Daniel J. Holland (age 57) has served as the Company’s North America Region Manager since 2000, as the Company’s Chief Operating Officer since 2002, and a director since April 2002. Prior to his current roles, Mr. Holland managed the Company’s Southwest and Midwest U.S. Market Groups. He joined the Company as an actuary in 1974. Mr. Holland is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has confirmed the selection by the Audit Committee of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending September 30, 2004, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since April 2002.

If the stockholders fail to ratify the selection of Ernst & Young LLP as the Company’s independent auditors, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent auditing firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this Proposal 2 and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been ratified.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

Corporate Governance

The Board of Directors has determined, after considering a number of factors, including its members’ current and historic relationship with the Company, the relationships their current and former employers have with the Company, and the relationships between the Company and other companies of which the members are Directors, that after the Annual Meeting a majority of its members, including Cheryl A. Francis, Michael E. Greenlees, Michelle M. Hunt, James P. Kelly, Cary D. McMillan and Steven P. Stanbrook (assuming the election of all nominees at the Annual Meeting), will be independent of the Company and its management, as defined by the New York Stock Exchange rules and regulations.

Independent members of the Board of Directors of the Company meet in executive session without management present at least two times per year. The Board has designated James P. Kelly as the presiding director for these meetings. Persons who wish to communicate with Mr. Kelly or the independent directors as a group should communicate in writing addressed to Mr. Kelly c/o Chris Denton at the Company’s principal executive offices.

The Company’s Corporate Governance Guidelines, as well as the charter for each Committee of the Board of Directors, can be viewed at the Company’s web site, www.hewitt.com.

Board Committees and Meetings

The Board of Directors met six times in fiscal year 2003. In addition to corporate actions taken at such meetings, the Board approved two corporate actions during fiscal year 2003 by unanimous consent. The Board has designated three committees: the Audit Committee, the Compensation and Leadership Committee and the Nominating and Corporate Governance Committee. The Audit Committee met nine times and the Compensation and Leadership Committee met four times in fiscal year 2003. The Nominating and Corporate Governance Committee was established by the Board of Directors on December 10, 2003, and the Committee did not meet in fiscal year 2003. Each director attended at least 75% of the aggregate of all Board meetings and Committee meetings held by Committees on which he or she served.

Ms. Francis and Messrs. Kelly and McMillan comprise the Audit Committee. Each member of the Audit Committee is independent of the Company and its management. This Committee is empowered to exercise all powers and authority of the Board of Directors with respect to the Company’s annual audit, accounting policies, financial reporting, and internal controls. The Board of Directors has determined that each Audit Committee member is financially literate and has sufficient knowledge in financial and auditing matters to serve on the committee and that each member qualifies as an audit committee financial expert under Securities and Exchange Commission regulations.

Ms. Hunt and Messrs. Kelly and McMillan comprise the Compensation and Leadership Committee. Each member of the Compensation and Leadership Committee is independent of the Company and its management. This Committee is empowered to exercise all powers and authority of the Board of Directors with respect to compensation of the employees of the Company (including compensation of the Chief Executive, executive officers, and Board members), as well as management of issuance of restricted stock, restricted stock units, and stock options under the Company’s Global Stock and Incentive Compensation Plan (the “Global Stock Plan”) and such other incentive compensation plans as may be adopted in the future. This Committee also oversees the development of leadership programs for the Company, including strategies for succession planning.

Ms. Hunt and Messrs. Kelly and McMillan comprise the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is independent of the Company and its management. This Committee is empowered to identify individuals qualified to become Board members consistent with criteria approved by the Board, recommend to the Board of Directors director nominees, develop and recommend to the Board of Directors corporate governance principles, or changes to existing corporate governance principles applicable to the Company, and oversee the evaluation of the Board and management. The Nominating and Corporate Governance Committee will consider nominees for the Board of Directors recommended by stockholders. Recommendations should be submitted to the Secretary of the Company at the Company’s principal executive offices.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference in such filing.

The Audit Committee currently consists of three members of the Company’s Board of Directors.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2003 (the “Fiscal Year 2003 Audited Financial Statements”) with Company management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent auditors. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee also received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young its independence from the Company. The Audit Committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of Ernst & Young and has concluded that the independence of Ernst & Young is not compromised by the performance of such services.

Based on the review and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board of Directors that the Fiscal Year 2003 Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board.

December 10, 2003	Cheryl A. Francis, Chairman James P. Kelly Cary D. McMillan

Independent Auditor Fees

The Company changed its independent public accountants during the fiscal year ending September 30, 2002 from Arthur Andersen L.L.P. to Ernst & Young LLP. Prior to April 8, 2002, Arthur Andersen served as the Company’s independent auditors. On March 14, 2002, Arthur Andersen was indicted on federal obstruction of justice charges arising from the government’s investigation of Enron Corporation. On June 15, 2002, Arthur Andersen was convicted of those charges and the firm ceased practicing before the SEC on August 31, 2002. On April 8, 2002, Ernst & Young LLP was appointed to conduct the examination of the Company’s financial statements for fiscal year 2002, as well as to conduct an examination of the Company’s financial statements for fiscal year 2001 in connection with the Company’s initial public offering in June 2002. Arthur Andersen’s report on the financial statements of the Company for each of the 2000 and 2001 fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was approved by Hewitt Holdings LLC, the sole stockholder of the Company at the time of the change.

Audit Fees

The following table presents fees for professional audit services provided by Ernst & Young for the years ended September 30, 2002 and September 30, 2003, and fees billed for other services provided by Ernst & Young during those periods.

	For the Years
	Fiscal 2003	Fiscal 2002
Audit Fees(1)	$1,016,295	$742,660
Audit Related Fees(2)	$619,700	$2,682,061
Tax Fees(3)	$720,692	$25,000
All Other Fees(4)	$201,090	$30,000

Total	$2,557,777	$3,479,721

(1)	Audit fees include the annual financial statement audit (including required quarterly reviews), subsidiary audits, and other procedures performed by the independent auditor to form an opinion on the Company’s consolidated financial statements.
(2)	Audit related fees in fiscal 2003 include consultations regarding the Company’s secondary offering of shares of stock, SAS70 services, accounting and internal control services and business acquisition services. Audit related fees in fiscal 2002 include audit and associated fees related to the Company’s initial public offering and associated fees and SAS70 services.
(3)	Tax fees include global transfer pricing services and other tax planning and compliance services provided in relation to foreign taxes and United States federal, state and local taxes.
(4)	All other fees in fiscal 2003 include risk management services. All other fees in fiscal 2002 include valuation services prior to Ernst & Young’s appointment as independent auditor.

The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Ernst and Young.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services by the independent auditor.

The Audit Committee has established two different approaches to pre-approving services. Proposed services may be either pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”) or require the specific pre-approval of the Audit Committee (“specific pre-approval”). Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. All requests or applications for services to be provided by the independent auditor that do not require specific pre-approval by the Audit Committee will be submitted to the Company’s Chief Financial Officer (CFO) and Director of Internal Audit and must include a detailed description of the services to be rendered. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor. Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the CFO, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Representatives of Ernst & Young are expected to be present at the Annual Meeting. At the Annual Meeting, representatives of Ernst & Young will have the opportunity to make a statement about the Company’s financial condition, if they desire to do so, and to respond to appropriate questions from stockholders.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN

BENEFICIAL OWNERS

The following table sets forth certain information regarding the ownership of the Company’s common stock as of October 31, 2003, by: (i) each director and nominee for director; (ii) each of the executive officers of the Company named in the Summary Compensation Table (the “Named Executive Officers”); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Number of Outstanding Shares Beneficially Owned on October 31, 2003

Name	Number of Shares of Class A Common Stock Beneficially Owned		Percentage of Class A Common Stock Beneficially Owned	Number of Shares of Class B Common Stock Beneficially Owned		Percentage of Class B Common Stock Beneficially Owned	Percentage of All Classes of Common Stock Beneficially Owned(1)
Five Percent Stockholders:
Parties to Stockholders’ Agreement,(2) 100 Half Day Road, Lincolnshire, IL 60069	0		—	60,513,563		95.42%	61.52%
T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, MD 21202	2,681,200	(3)	8.84%	0		—	2.73%
Putnam, LLC and persons filing jointly, One Post Office Square, Boston MA 02109	1,632,703	(4)	5.38%	0		—	1.66%
Directors and Named Executive Officers:
Dale L. Gifford	16,676	(5)	*	911,397	(6)	1.44%	*
Perry O. Brandorff	4,851	(5)	*	244,677		*	*
Bryan J. Doyle	6,351	(5)	*	199,423		*	*
Julie S. Gordon	2,101	(5)	*	190,501		*	*
Daniel J. Holland	9,176	(5)	*	606,369	(7)	*	*
Michael R. Lee	4,676	(5)	*	270,871		*	*
Alberto Santos, Jr	3,351	(5)	*	289,861		*	*
Judith A. Whinfrey	2,351	(5)	*	321,261		*	*
Non-employee Directors and Director Nominees:
Cheryl A. Francis	7,661	(5)	*	0		—	*
Michael E. Greenlees	0		—	0		—	—
Michele M. Hunt	7,661	(5)	*	0		—	*
James P. Kelly	7,661	(5)	*	0		—	*
Cary D. McMillan	7,482	(5)	*	0		—	*
Steven P. Stanbrook	0		—	0		—	—
Executive Officers and Directors as a Group (15 persons)	91,861	(8)	*	3,910,749		6.17%	4.07%

*	Less than 1%.

(1)	Includes Class A common stock, Class B common stock and Class C common stock. None of the persons or entities listed in the table above owns shares of Class C common stock.
(2)	Consists of approximately 650 parties to a stockholders’ agreement that provides for, among other things, voting of these shares of Class B common stock in accordance with the vote of a majority of the shares of Class B common stock held by the parties to the agreement. The terms of the stockholders’ agreement are more fully described in “Certain Relationships and Related Transactions—Stockholders’ Agreement” herein. Each party to the stockholders’ agreement disclaims beneficial ownership of shares held by the other parties to the agreement. The parties to the stockholders’ agreement do not beneficially own shares of Class A common stock as a group. No party to the stockholders’ agreement beneficially owns more than 2% of Class B common stock or 1% of Class A common stock. The shares of Class B common stock will automatically be converted into shares of Class A common stock upon transfer to a person other than a Hewitt Holdings LLC owner or a former partner of Bacon & Woodrow, or their affiliated transferees, or at the direction of the Company’s stockholders’ committee.
(3)	Based on the most recently filed Schedule 13G by T. Rowe Price Associates, Inc. These securities are owned by various individual and institutional investors including T. Rowe Price Mid-Cap Growth Fund, Inc. (which owns 1,791,811 shares, representing 9.8% of the outstanding class A common stock), for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and sole power to vote with respect to 470,530 of the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.
(4)	Based on the most the recently filed Schedule 13G jointly by Marsh McLennan Companies, Inc., Putnam, LLC d/b/a Putnam Investments, Putnam Investment Management, LLC and The Putnam Advisory Company, LLC. The Schedule 13G states that Putnam, LLC d/b/a Putnam Investments is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. and in turn owns Putnam Investment Management, LLC and The Putnam Advisory Company, LLC, which are registered investment advisers, and that the shares reported on the Schedule 13G represent shares owned by the investment advisers, which in turn include shares beneficially owned by clients of the investment advisers which may include investment companies, employee benefit plans, pension funds, endowment funds or other institutional clients. Both Putnam, LLC and Marsh & McLennan Companies, Inc. disclaim beneficial ownership of the shares and each states that neither company has any power to vote or dispose of any of the shares.
(5)	The number of shares of Class A common stock for each named executive officer or director includes the following number of shares issuable pursuant to options exercisable currently or within 60 days of October 31, 2003: Mr. Gifford—16,675 shares; Mr. Brandorff—4,850 shares; Mr. Doyle—6,350 shares; Ms. Gordon—2,100 shares; Mr. Holland—9,175 shares; Mr. Lee—4,675 shares; Mr. Santos—3,350 shares; Ms. Whinfrey—2,350 shares; Ms. Francis—5,100 shares; Ms. Hunt—5,100 shares; Mr. Kelly—5,100 shares; and Mr. McMillan—5,100 shares.
(6)	Includes 258,598 shares held by a family partnership.
(7)	Includes 178,590 shares held by a family partnership.
(8)	Includes 71,440 shares issuable pursuant to options exercisable currently or within 60 days of October 31, 2003.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for any other purpose.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation paid for the fiscal years ended September 30, 2001, 2002 and 2003 to the Chairman and Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company.

Name and Principal Position	Fiscal Year Ended	Salary(1)(2)		Bonus(1)(3)		Securities Underlying Options	All Other Compensation(4)
Dale L. Gifford Chief Executive Officer	2003 2002 2001	$ $ $	785,000 790,000 760,000	$ $ $	450,000 1,088,125 466,303	59,200 66,700 —	$120,104 $ 50,299 —

Perry O. Brandorff Manager—Europe Region	2003 2002 2001	$ $ $	460,000 441,667 400,000	$ $ $	175,000 506,700 287,078	17,400 19,400 —	$ 60,104 $ 23,247 —

Bryan J. Doyle Leader—Outsourcing Business	2003 2002 2001	$ $ $	430,000 393,334 340,000	$ $ $	215,000 549,803 341,063	24,300 25,400 —	$ 61,104 $ 23,218 —

Daniel J. Holland Chief Operating Officer	2003 2002 2001	$ $ $	585,000 570,000 535,000	$ $ $	290,000 783,208 392,634	33,100 36,700 —	$ 84,104 $ 33,851 —

Michael R. Lee Leader—Client Development	2003 2002 2001	$ $ $	450,000 426,667 380,000	$ $ $	175,000 528,180 315,209	17,000 18,700 —	$ 59,104 $ 22,806 —

(1)	Prior to June 1, 2002, the Company operated as a limited liability company and the Named Executive Officers were compensated through distributions of income from Hewitt Holdings. Amounts in the Salary column for periods prior to June 1, 2002 consist of distributions of a base level of expected income for the applicable fiscal year. Amounts in the Bonus column for periods prior to June 1, 2002 consist of additional distributions of income for the applicable fiscal year determined after completion of the fiscal year. Neither column includes proceeds from the disposition of real estate or return on invested capital. The return on invested capital for each Named Executive Officer was determined at a rate of 15% for a portion of their invested capital and at a rate of 10% on the remainder of their invested capital. These amounts are not comparable to executive compensation in the customary sense. As a result of the Company’s transition to a corporate structure which was completed on May 31, 2002, the Named Executive Officers no longer earned a return on invested capital in this manner since the invested capital was distributed, in part, to the Named Executive Officers and exchanged, in part, for shares of Class B common stock.
(2)	The fiscal 2002 period includes base salary from June 1, 2002 through September 30, 2002 in the following amounts: Dale L. Gifford: $250,000; Perry O. Brandorff: $145,000; Bryan J. Doyle: $126,667; Daniel J. Holland: $183,333; Michael R. Lee: $140,000.
(3)	The fiscal 2002 period includes bonuses from June 1, 2002 through September 30, 2002 in the following amounts: Dale L. Gifford: $178,125; Perry O. Brandorff: $66,700; Bryan J. Doyle: $84,803; Daniel J. Holland: $113,208; Michael R. Lee: $68,180.
(4)	Represents Global Profit Sharing and Deferred Compensation Plan contributions earned through the end of fiscal years 2002 (for the period from June 1, 2002 through September 30, 2002) and 2003. Actual contributions for fiscal year 2003 will be made on December 31, 2003, or as soon thereafter as practical.

Stock Option Grants

The Company grants options to its executive officers and other key employees under the Global Stock Plan. On July 1, 2003, options to purchase a total of 3,764,776 shares of Class A common stock were granted to employees under the Global Stock Plan. Certain key employees in the United Kingdom participate in the Company Share Option Plan. On July 1, 2003, the Company granted options to purchase a total of 115,495 shares to employees in the United Kingdom under this Plan. Options granted under both plans are exercisable over a ten-year period and vest twenty-five percent (25%) per year over a four-year period. Non-employee director options vest one year after issuance.

The following table provides details regarding the stock options granted in fiscal 2003 to the named executive officers. No shares of restricted stock or stock appreciation rights (SARs) were granted to the Named Executive Officers in fiscal 2003.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Value at Assumed Annual Rates of Stock Appreciation(1)
	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/share)	Expiration Date(2)
					5% ($)	10% ($)
Dale L. Gifford	59,200	1.57%	$24.10	6/30/2013	$897,472	$2,273,872
Perry O. Brandorff	17,400	0.46%	$24.10	6/30/2013	$263,784	$668,334
Bryan J. Doyle	24,300	0.65%	$24.10	6/30/2013	$368,388	$933,363
Daniel J. Holland	33,100	0.88%	$24.10	6/30/2013	$501,796	$1,271,371
Michael R. Lee	17,000	0.45%	$24.10	6/30/2013	$250,720	$652,970

(1)	The potential realizable value is based on the appreciated value of the Company’s Class A common stock minus the per share exercise price, multiplied by the number of shares subject to the option. The appreciated value of the common stock is calculated assuming that the fair market value of the common stock on the date of grant appreciates at the indicated rate, compounded annually, for the entire term of the option. The 5% and 10% rates of appreciation are set by the Securities and Exchange Commission and do not represent the Company’s estimate or projection of future increases in the price of shares of common stock.
(2)	Options vest twenty-five percent (25%) per year on July 1 of each year over a four-year period, commencing July 1, 2004. Pursuant to the Global Stock Plan, the options would become fully vested upon a change in control of the Company.

Option Exercise Table

The following table provides information regarding the exercise of stock options in fiscal 2003 by the Named Executive Officers and the fiscal year-end value of unexercised options.

Aggregated Option Exercises in Last Fiscal Year

and FY-End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End(1)
			Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
Dale L. Gifford	0	0	16,675	109,225	$89,211	$282,434
Perry O. Brandorff	0	0	4,850	31,950	$25,948	$82,193
Bryan J. Doyle	0	0	6,350	43,350	$33,973	$107,993
Daniel J. Holland	0	0	9,175	60,625	$49,086	$155,534
Michael R. Lee	0	0	4,675	31,025	$25,011	$79,284

(1)	Value calculated as the amount by which the closing price of the underlying shares on the New York Stock Exchange on September 30, 2003 (the last trading day of fiscal 2003) exceeds the option exercise price.

SECURITIES AUTHORIZED FOR ISSUANCE

UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table provides information as of September 30, 2003 regarding the number of shares of common stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	7,791,989	$21.70	11,880,851
Equity compensation plans not approved by security holders	-0-	N/A	-0-
Total	7,791,989	$21.70	11,880,851

General Employment Arrangements

All employees are required to sign confidentiality agreements upon joining the Company. All owners of Hewitt Holdings LLC (including each executive officer) and all employees in certain pay bands who receive options are required to sign a non-competition agreement that is included in their stock option award agreement.

DIRECTORS AND OFFICERS

Biographical Information for Directors.

See “Election of Directors” on page 2 of this Proxy Statement for biographical information for directors and director nominees.

Biographical Information for Non-Director Executive Officers and Other Members of Senior Management

Sanjiv K. Anand (age 51) has been the Chief Technology Applications Officer since 1999. Prior to his current role, Mr. Anand managed the technology development efforts for the Company’s benefits outsourcing business and several large client outsourcing engagements and was a primary architect of the Company’s TBA system and its predecessor software platforms. He joined the Company in 1980.

John L. Anderson (age 50) has been the Talent & Organization Consulting—Line of Business Leader since 2000. Prior to his current role, Mr. Anderson managed the Company’s compensation consulting business. He joined the Company in 1980 as an executive compensation consultant. He is a Certified Public Accountant and a member of the AICPA and Illinois CPA Society.

Bettye B. Baldwin (age 62) has been the Manager—Latin America Region since joining the Company in 2003. Prior to her current role, Ms. Baldwin managed the Company’s minority-owned operations in Puerto Rico, Dominican Republic and Venezuela since 1990.

Michael J. Bennett (age 59) has been the Manager—Asia-Pacific Region since 2000. Prior to his current role, Mr. Bennett managed the Company’s operations in Australia and New Zealand. Prior to joining the Company in 1995, Mr. Bennett spent 15 years in various academic positions, including three years at the University of Hong Kong, where he developed programs in Industrial Psychology.

Perry O. Brandorff* (age 45) has been the Manager—Europe Region since 2000. Prior to his current role, Mr. Brandorff managed the Company’s Southwest U.S. Market Group and the Company’s center in Dallas,

*	Executive Officer as defined by Securities and Exchange Commission regulations. In addition, Dale L. Gifford, Bryan J. Doyle and Daniel J. Holland are executive officers.

Texas. He joined the Company in 1982 as an actuary. Mr. Brandorff is a Fellow of the Society of Actuaries and a Member of the Academy of Actuaries.

Jack E. Bruner (age 47) has been the Health Management—Line of Business Co-Leader since he joined the Company in 1991. He has over 20 years of consulting experience in all phases of employee benefits, total compensation and human resources strategy. Mr. Bruner is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries.

Monica M. Burmeister* (age 50) has been the Retirement and Financial Management—Line of Business Leader since 2001. Prior to her current role, Ms. Burmeister managed the Company’s actuarial practice in the Midwest U.S. Market Group. She joined the Company in 1976. She is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

Perry H. Cliburn (age 45) has been the Chief Information Officer since joining the Company in 1999. Prior to that, Mr. Cliburn was with First Data Corporation where he held a variety of positions, including manager of the Application Development and Support groups for First Data Resources (the retail credit card company within First Data Corporation).

Dan A. DeCanniere* (age 50) has been the Chief Financial Officer since 1996 when he joined the Company. Prior to that, Mr. DeCanniere served for five years as Chief Operating Officer and Chief Financial Officer of a large architectural engineering firm and for ten years as Chief Financial Officer and Chief Administrative Officer of a large financial and litigation consulting firm. He is a member of the AICPA and Illinois CPA Society.

Maureen A. Kincaid (age 53) has been the Health Management—Line of Business Co-Leader since 1998 and has been the health and welfare outsourcing services global practice leader since 1989. She joined the Company in 1978.

Stephen Dale King (age 52) has been the Chief Human Resources Officer since 2000. Prior to his current role, Mr. King served as the Company’s Chief Learning Officer. Prior to joining the Company in 1997, Mr. King was with the Bank of Montreal’s Institute for Learning—the bank’s corporate university—where he coordinated classroom training. Mr. King also worked as part of human resources teams at Harris Bank and Caremark.

Michael R. Lee* (age 47) has been the Client Development Leader—North America and the North America Market Group Leader since 2002. Before assuming his current roles, Mr. Lee served as the Market Group Leader—Midwest U.S. Market Group, the global practice leader for the Company’s managing consultant group and managed the Company’s Pittsburgh market. He joined the Company in 1984.

Richard D. Moore (age 57) has been the Market Group Leader—UK & Ireland Market Group since Bacon & Woodrow became part of Hewitt in 2002. Prior to that, he was Managing Partner of Bacon & Woodrow, having served that organization in a range of roles since 1968. He is a Fellow of the Institute of Actuaries and a Fellow of the UK Pensions Management Institute.

Mark A. Murray (age 47) has been the Market Group Leader—West U.S. Market Group since 1993. Prior to that, Mr. Murray served as a manager in the Company’s Philadelphia office. He joined the Company in 1981.

Christopher S. Palmer (age 52) has been the Market Group Leader—East U.S. Market Group since 2002. From 2000 until 2002, he managed the East U.S. Client Development Group and from 1990 to 2000 was the East U.S. Business Development Group Manager. He joined the Company in 1979.

John M. Ryan * (age 56) has been the Chief Administrative Officer since 1988. Mr. Ryan also has served as Corporate Development Leader since 2001. In addition, he has been the Chief Executive Officer of Hewitt Financial Services LLC since 1994. Mr. Ryan joined the Company in 1985. Prior to that time, he spent 13 years in the private practice of law.

*	Executive Officer as defined by Securities and Exchange Commission regulations. In addition, Dale L. Gifford, Bryan J. Doyle and Daniel J. Holland are Executive Officers.

Richele A. Soja (age 42) has been the Market Group Leader—Central (formerly Midwest) U.S. Market Group since 2002. From 2001 to 2002 Ms. Soja served as a Managing Consultant in the Company’s Chicago office. Prior to that, Ms. Soja served as a consultant in the Company’s Talent and Organization consulting practice. Ms. Soja joined the Company in 1992.

Compensation and Leadership Committee Report

The following Compensation and Leadership Committee Report should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference in such filing.

The Compensation and Leadership Committee’s charter with respect to executive compensation is to establish programs which attract and retain key executives, align their compensation with the Company’s overall business strategies, values and performance and support the Company’s efforts to develop world-class leaders. Pursuant to its charter, the Compensation and Leadership Committee has reviewed and confirmed a total rewards philosophy which includes the following considerations:

•	A “pay-for-results” orientation that differentiates compensation results based on firm, business unit and individual performance;

•	An emphasis on long-term incentives as a significant component of total compensation in order to more closely align the interests of Company executives with the interests of long-term shareholders;

•	An emphasis on rewarding Company executives with total compensation (including cash and stock incentive plans) at or above competitive levels, when performance is strong;

•	An appropriate mix of short-term and long-term compensation which facilitates retention of talented executives, balances short-term and long-term financial and stock price goals and behaviors within the Company, and encourages Company stock ownership; and

•	Recognition that as an executive’s level of responsibility increases, a greater portion of the total compensation opportunity should be leveraged with stock and other performance incentives.

The primary components of the Company’s executive compensation program are (a) base salaries, (b) annual cash incentive opportunities, and (c) long-term incentive opportunities in the form of stock options. This three-part approach enables the Company to compete in the highly competitive environment in which it operates while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of stockholders. Each primary component of executive pay is discussed below.

The executive officers’ and CEO’s base salary, annual incentive target and award, and long-term incentives are reviewed annually to ensure market competitiveness, and to assure satisfaction of the Company’s objective of providing total executive pay which achieves the appropriate leverage of variable pay for performance and at-risk equity holdings. The Compensation and Leadership Committee utilized data and advice from internal consulting resources and comprehensive market surveys in their review of the executive officers’ compensation. In reviewing compensation recommendations, the Compensation and Leadership Committee considered data from a peer group of companies, including Fortune 1000 organizations and other professional service firms, that the Committee believes is a representative measure of the size, scope, and complexity of the market for competitive executive talent. Based on the latest available data, total targeted compensation for the Company’s executive officer group ranked slightly below the median of the compensation survey group.

Base Salaries. Each year the Committee determines the base salary for the CEO and other key executive officers within the firm. In making its base pay recommendations, the Committee reviews the following qualitative factors: Company performance, the executive’s individual performance and level of responsibility, competitive market pay information, and other inflationary and internal equity considerations. In order to effectively recruit and retain key executives, the Company has adopted a base salary philosophy that takes into account competitive market compensation levels at the 50th percentile.

Annual Cash Incentives. The Committee reviews annual incentive goals for the CEO and selected key executives. Annual incentive goals serve both to motivate executives as well as to increase stockholder returns by focusing executive performance on the attainment of those annual goals identified as having a positive impact on the Company’s business results. Targeted incentive amounts, which are designed to provide competitive 50th percentile incentive pay, are established each year with the amount varying as a percentage of base salary depending upon each officer’s role and level of responsibility. Performance objectives intended to focus attention on achieving key goals are established for the Company, for each significant business unit, and for each key executive. The relative weightings of these performance goals varies by role although each key executive has a minimum of 30% directly linked to overall company results. For the CEO position this weighting is 60%.

For 2003, these objectives included targeted earnings and revenue growth goals. In addition, individual performance objectives were established for each executive, which include both specific performance goals and qualitative development goals. Overall, the Committee approved incentive award payouts at approximately 76% of target for the fiscal year ended September 2003, with payouts varied across business units.

Long-term Incentives. The Company has granted equity-based awards to its executives under the Global Stock Plan, which was initially approved by the Board of Directors in June, 2002. The Global Stock Plan is designed to align a significant portion of the executive compensation opportunity with the long-term interests of the Company’s shareholders. While the Global Stock Plan provides for the grant of several types of equity-based awards, the Company is currently issuing only stock options under the Global Stock Plan.

In 2003 the Company made a grant of stock options to approximately 1900 individuals including the executive group. This broad sharing of equity is an important element of the Company’s efforts to identify and reward key talent, and to expand ownership opportunities throughout the organization. The Company currently plans to continue annual equity incentive grants to provide key contributors, over a number of years, multiple equity incentive grants with a price equal to the market price for common shares on the date of each grant. Equity grants are recommended by management based on the individual’s role, leverage and performance, competitiveness with the external market, and overall funding determination.

The Compensation and Leadership Committee approved both eligibility and the magnitude of the 2003 equity grants. The stock option grants are developed as a percentage of salary and thus are designed to increase the portion of the total compensation opportunity represented by stock incentives as an individual’s level of responsibility expands. For key contributors, the Company’s stock option agreement contains provisions providing for the forfeiture of outstanding options and the value received upon the exercise of options in the event the option holder leaves the Company and engages in certain behavior in competition with or contrary to the interests of the Company.

Compensation of the Chief Executive Officer. In 2003, Mr. Gifford participated in the same compensation plans provided to the other executive officers as described above. Mr. Gifford’s compensation was set to be competitive with CEOs in comparable companies within the peer group, while ensuring that his total compensation was dependent upon achievement of the Company’s financial performance goals and his own personal performance objectives. To ensure that decisions regarding Mr. Gifford’s compensation are directly based upon the extent to which his performance objectives are met, the Committee has established a detailed process for CEO performance management, including the use of a third party to execute portions of this process. All compensation actions relating to Mr. Gifford are subject to the approval of the Committee.

After review of Mr. Gifford’s 2003 performance, the relative comparison of his base pay to other CEOs in the peer group and overall business conditions, the Committee has approved no change in base pay for  Mr. Gifford for fiscal year 2004.

Consistent with its pay for results philosophy and to ensure competitiveness of total compensation within the peer group, the Committee increased the annual incentive target for Mr. Gifford. Effective October 1, 2003, Mr. Gifford’s annual incentive target was increased from 75% to 80% of base salary. Based on latest available data, Mr. Gifford’s targeted direct compensation ranks within the 50th to 60th percentile of total direct compensation paid to CEOs in the peer group.

In 2003, the Company did not achieve its revenue targets or its initial earnings target required for a 100% incentive payout. Final 2003 results yielded an annual incentive payout pool of 76% of initial targets. Accordingly, in November, the Committee determined that Mr. Gifford earned a payout for the 2003 Annual Incentive Plan in the amount of $450,000. This represents approximately 76% of Mr. Gifford’s annual target incentive amount.

Consistent with the schedule established at the time the Company went public and based on his annual performance review, Mr. Gifford’s long term incentive target will remain at 200% (face value) as a percentage of base salary. This target was established based on a review of peer group data and analysis completed at the time of the Company’s initial public offering. Based on current data, Mr. Gifford’s long-term incentive target ranks below the median for Chief Executive Officers in his peer group.

Impact of Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of non-performance-based compensation paid to a covered employee. In general, the Company’s policy is to preserve the federal income tax deductibility of compensation it pays to its covered employees. Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive, and long-term incentive plans. Currently the Company is not subject to Section 162(m) for three years following the initial public offering. As such, there was no impact to the Company under Section 162(m).

Director Compensation. Each non-employee director of the Company receives (i) a retainer of $5,000 paid quarterly in Class A common stock or cash, (ii) an annual retainer of $20,000 paid in Class A common stock, and (iii) an annual grant of stock options valued at $50,000 with a one year vesting restriction. In addition, each Committee Chair receives $1,250 paid quarterly in cash to reflect their added responsibilities.

Leadership Succession Planning for Senior Executives. In keeping with the Committee’s charter to support the Company’s efforts to develop world-class leaders, the Committee has developed and approved a template for discussing key talent and reviewing leadership succession plans for senior executives. To date, succession plans and leadership development have been discussed for most senior executive roles. Additionally, nearly half the associates in the succession pool have participated in an assessment using Hewitt’s leadership competency model.

Conclusion. As outlined above, the Company’s executive compensation program provides a significant link between total compensation, the Company’s performance, and long-term shareholder value consistent with the compensation philosophies set forth above. This program is designed to be a significant factor in helping achieve the Company’s growth and profitability goals, and the resulting long-term gains for the Company’s stockholders.

Submitted by the Compensation and Leadership Committee of the Board:

December 10, 2003	Michele M. Hunt, Chairman
James P. Kelly
Cary D. McMillan

Performance Measurement Comparison

The graph below depicts total cumulative stockholder return on $100 invested on June 27, 2002, the date of the Company’s initial public offering of shares of Class A common stock, in (1) the initial public offering of Hewitt Associates, Inc. Class A common stock, (2) an industry peer group index comprised of the common stock of publicly-held competitors of the Company, and (3) the Standard & Poor’s 500 Index. The graph assumes reinvestment of dividends.

The Company does not believe an appropriate independently-compiled industry peer group index exists. The index developed by the Company represents its judgment of its closest competitors for which there is a public stock price. Several of the Company’s closest competitors are not publicly held, thus these competitors are not included in the index.

	Cumulative Total Return
	6/27/02		9/02(1)	9/03(1)
Hewitt Associates, Inc.(2)	100.00		155.47	128.16
S&P 500	100.00	(3)	82.72	102.90
Peer Group(4)	100.00		69.92	88.61

Copyright	© 2002 Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm
(1)	Return as of the last business day of the month.
(2)	Prior to its initial public offering on June 27, 2002, all ownership interests of the Company were held by Hewitt Holdings LLC.
(3)	S&P 500 Index cumulative total return is based on initial investment made as of June 30, 2002.
(4)	Comprised of Accenture Ltd., Affiliated Computer Services, Automatic Data Processing, Inc., Bearing Point, Inc., Ceridian Corp., Electronic Data Systems, Exult, Inc., Paychex, Inc., and Watson Wyatt & Company Holdings, Inc. The Company’s Peer Group no longer includes ProBusiness Services, Inc. since it has been acquired by Automatic Data Processing, Inc.

Certain Relationships and Related Transactions

Organizational Structure

The Company’s transition to a corporate structure, which the Company completed on May 31, 2002, was accomplished through the following transactions:

•	Hewitt Associates, Inc., a Delaware corporation, was formed as a subsidiary of Hewitt Holdings LLC.

•	Hewitt Associates LLC distributed $152.5 million of accounts receivable and $55 million of cash to Hewitt Holdings LLC to fund a distribution to its owners of accumulated earnings.

•	Hewitt Holdings LLC transferred all of the ownership interests in Hewitt Associates LLC to Hewitt Associates, Inc., thereby making Hewitt Associates LLC a wholly-owned subsidiary of Hewitt Associates, Inc., and Hewitt Holdings LLC owners (with the exception of retired Hewitt Holdings LLC owners) became employees of Hewitt Associates LLC or one of its subsidiaries.

•	Hewitt Holdings LLC received an aggregate of 70,819,520 shares of the Company’s Class B common stock.

•	Each of Hewitt Holdings LLC’s owners retained an interest in Hewitt Holdings LLC (and an undivided, indirect interest in the shares of the Company’s Class B common stock held by Hewitt Holdings LLC).

On June 5, 2002 the Company acquired the actuarial and benefits consulting business of Bacon & Woodrow in the United Kingdom. The purchase price totaled $259 million and consisted of 9.4 million shares of common stock valued at $219 million, $39 million of assumed net liabilities and approximately $1 million of acquisition-related costs.

Since the time of the Company’s transition to a corporate structure and prior to July 1, 2003, Hewitt Holdings LLC distributed an aggregate of 387,962 shares of Class B common stock to certain of its owners who reside outside the United States. On July 1, 2003, Hewitt Holdings LLC distributed to its owners the remaining shares of Class B common stock held on behalf of its owners, with the exception of 2,647,621 shares which it continued to hold on behalf of certain owners who reside outside the United States. Since July 1, 2003, Hewitt Holdings LLC has distributed an additional 543,636 shares to certain owners who reside outside of the United States. On August 6, 2003, certain owners, former owners, employees and former partners of Bacon & Woodrow participated in a secondary offering of Hewitt stock. A total of 11,330,795 shares were sold in the secondary offering, including 1,477,929 shares sold upon exercise of the underwriters’ overallotment option.

Restrictions on Common Stock

Stockholders’ Agreement

As a condition to receiving shares of Class B common stock in the distribution by Hewitt Holdings LLC, the Hewitt Holdings LLC owners entered into a stockholders’ agreement whereby the shares received in the distribution would continue to be subject to similar restrictions as when the shares were held by Hewitt Holdings LLC. The Company, Hewitt Holdings LLC and the Hewitt Holdings LLC owners or their transferees who received shares of Class B common stock in the distribution from Hewitt Holdings LLC to the owners are parties to the stockholders’ agreement.

Persons and Shares Covered. The parties to the stockholders’ agreement (other than the Company and Hewitt Holdings LLC) and the persons who from time to time may become parties to the stockholders’ agreement are referred to as “covered persons.”

The stockholders agreement covers:

•	all shares of Class B common stock and Class C common stock beneficially owned by each covered person at the time such covered person entered into the stockholders’ agreement,

•	any shares of Class B common stock and Class C common stock as to which a covered person acquires beneficial ownership after execution of the stockholders’ agreement, and

•	any shares of Class A common stock as to which a covered person acquires beneficial ownership upon conversion of the shares of Class B common stock or Class C common stock beneficially owned by such covered person.

Shares of Class A common stock acquired by covered persons in the open market will not be subject to the stockholders’ agreement. The shares covered by the stockholders’ agreement are referred to as “covered shares.”

Transfer Restrictions. The stockholders’ agreement contains restrictions on transfer whereby each covered person who is an owner or transferee of an owner will be subject to the transfer restrictions described below. Such covered persons are referred to as “owner covered persons.” Each owner covered person may not transfer any covered shares beneficially owned by such owner covered person until the later to occur of June 27, 2005 and the date which is six months after the consummation of the most recent public offering of the Company’s Class A common stock prior to June 27, 2005. Each owner covered person may not transfer prior to June 26, 2006 any “goodwill shares” (defined below) beneficially owned by such owner covered person which are still subject to the book to market phase-in discussed below.

Book to Market Phase-in. If a Hewitt Holdings LLC owner’s employment terminates (other than as a result of an owner’s retirement (subject to certain criteria), death or disability) within four years of the initial public offering (which occurred on June 27, 2002) and before the owner reaches the age of 55 with ten years of service with the Company, the number of shares held by the owner will be reduced. The shares held by a terminated owner which may be subject to reduction are referred to as “goodwill shares.” Upon completion of the Company’s initial public offering, there were approximately 55,600,000 of such shares. The reduction in the number of goodwill shares is a function of the then current book value and market value of the shares and is calculated according to the formula described below. Book value of the Company’s Class A common stock will be determined as of the end of the immediately preceding fiscal quarter for which the Company has reported financial results and market value of the Company’s Class A common stock will be determined based on the average closing sale price of the Company’s Class A common stock as quoted on the New York Stock Exchange for the five trading days preceding the date of termination.

Specifically, on each anniversary of the initial public offering, if a Hewitt Holdings LLC owner is one of the Company’s employees on that date, such owner’s entitlement to a portion of the goodwill shares will increase, as follows, from book value to market value.

	Entitlement to goodwill shares at book value	Entitlement to goodwill shares at market value
On or prior to June 27, 2003	100%	0%
On or after June 27, 2003 to June 26, 2004	75%	25%
On or after June 27, 2004 to June 26, 2005	50%	50%
On or after June 27, 2005 to June 26, 2006	25%	75%
On or after June 27, 2006	0%	100%

As to any goodwill shares that a Hewitt Holdings LLC owner is entitled to receive at market value, such shares will not be subject to surrender by the owner. As to any goodwill shares that an owner is entitled to receive at book value, an owner will surrender a number of shares having an aggregate market value equal to the difference between the market value and the book value of such shares. The surrendered shares will be reallocated to the remaining Hewitt Holdings LLC owners.

If a Hewitt Holdings LLC owner who is at least 52 years of age and who has been an owner for at least ten years provides twelve months’ prior written notice of intent to retire to the board of directors, such owner will be eligible for a special retiree formula as to entitlement to goodwill shares. Such formula considers the age of the individual and the number of years that person has been an owner. Depending on the combination of these factors, such person would be entitled to between 82% and 100% of his or her book value goodwill shares at market value at that time.

Three of the Company’s executive officers have agreed to modify their rights to goodwill shares. The Chief Executive Officer, Mr. Gifford, has agreed to waive any enhanced rights to goodwill shares at market value due to retirement prior to June 27, 2006, unless his retirement is initiated by the Company’s Board of Directors. Each of Mr. Holland (Chief Operating Officer, North America Region Manager and Director), and Mr. Ryan (Chief Administrative Officer and Corporate Development Leader), have agreed to waive such enhanced rights prior to June 27, 2004, unless his retirement is initiated by the Company’s Board of Directors, and during the following two-year period, unless his retirement is approved by the Company’s Board of Directors.

In the event of a Hewitt Holdings LLC owner’s death, the estate of such owner will be entitled to 100% of the goodwill shares at market value. In the event of an owner’s disability, the owner will continue to be treated as an active employee during the disability.

Voting. The stockholders’ agreement provides that prior to any vote of the Company’s stockholders, a separate, preliminary vote of all of the covered shares owned by the covered persons will be held. All of the covered shares will then be voted in accordance with the vote of the majority of the votes cast in the preliminary vote. The preliminary vote will be administered by the stockholders’ committee designated in accordance with the Company’s Amended and Restated Certificate of Incorporation.

Notwithstanding the foregoing, in elections of directors, all covered shares owned by covered persons will be voted in favor of the election of those persons receiving the highest number of votes cast in the preliminary vote.

Term. The stockholders’ agreement continues in effect until the first to occur of the termination of the stockholders’ agreement by the affirmative vote of the holders of a majority of the covered shares, such time as the covered shares represent less than 10% of the Company’s issued and outstanding shares of common stock, or June 27, 2022. Covered persons are bound by the terms of the stockholders’ agreement for as long as they hold covered shares. Any termination of the transfer restrictions prior to June 27, 2004 or the book to market phase-in provisions (at any time) would require the approval of the majority of the Company’s independent directors.

Waivers and Amendments. The transfer restrictions may be waived at any time by the executive committee of Hewitt Holdings LLC to permit owner covered persons to participate as sellers in underwritten public offerings and stock repurchase programs and tender offers by the Company. The executive committee of Hewitt Holdings LLC, with the approval of the majority of the Company’s independent directors if prior to June 27, 2004, may waive the transfer restrictions in order to allow an owner covered person to transfer covered shares in particular situations (for example, to immediate family members and trusts). In addition, after June 27, 2004, the executive committee of Hewitt Holdings LLC may waive the transfer restrictions for any reason it deems appropriate. Any waiver or amendment to the book to market phase-in provisions requires the approval of the Company’s independent directors.

Subject to the foregoing paragraph, the provisions of the stockholders’ agreement may generally be amended or waived by the affirmative vote of the holders of a majority of the covered shares. However, any waiver or amendment materially affecting the Company’s rights or obligations or the rights or obligations of either of the stockholders’ committee or the executive committee of Hewitt Holdings LLC requires the approval of the entity so affected.

Effects of Change in Control. Following the consummation of a change in control of the Company, the transfer restrictions applicable to owner covered persons and the voting provisions discussed above will terminate. The book to market phase-in provisions will not be affected by a change in control and will continue to apply with respect to the owner covered person’s shares in the acquiror. However, if a Hewitt Holdings LLC owner’s employment with the Company or the acquiror is terminated without cause within two years following a change in control, the owner will be entitled to all goodwill shares at market value.

Additional Transfer Restrictions

The shares of restricted Class A common stock issued to certain of the Company’s key employees may not be transferred prior to June 27, 2005, which period may be extended by six months in certain circumstances, other than through a registered public sale or to the extent the Company waives the transfer restrictions. Twenty-five percent of such shares vested on June 27, 2003. The Company has waived the transfer restriction on the shares which vested on June 27, 2003.

Under a transfer restriction agreement entered into between the Company and the former partners of Bacon & Woodrow, the shares of Class B common stock and Class C common stock issued to the former partners of Bacon & Woodrow and the shares of Class A common stock issued to the certain key non-partner employees of Bacon & Woodrow may not be transferred prior to June 27, 2005, which period may be extended by six months in certain circumstances, other than transfers to permitted transferees, through a registered public sale, or to the extent the Company waives the transfer restrictions. Twenty-five percent of the shares issued to certain key non-partner employees of Bacon & Woodrow vested on June 27, 2003. The Company has waived the transfer restrictions on the shares which vested on June 27, 2003.

Registered Secondary Sales

Pursuant to a registration rights agreement entered into in June 2002, Hewitt Holdings LLC has the right, on behalf of its owners, to request that the Company register for underwritten public sale, on each of three occasions, up to 12% of the shares held by its owners, the former partners of Bacon & Woodrow and the Company’s and Bacon & Woodrow’s key employees, subject to the determination by the Company’s independent directors that such a sale is not contrary to the best interests of the Company. The independent directors may consider several factors in making such a determination, including share price performance after the date of the offering, equity market conditions and the Company’s operating results. On August 6, 2003, certain selling stockholders sold an aggregate of 9,852,865 shares of Class A common stock following a registration request under the registration rights agreement. On August 11, 2003, the underwriters exercised their over-allotment option to purchase an additional 1,477,929 shares from the selling stockholders. The Company did not receive any proceeds from the sale of the shares and paid for the expenses of the offering, pursuant to the terms of the registration rights agreement. Hewitt Holdings LLC may not exercise another registration right until February, 2004. Under the registration rights agreement, the Company has agreed to indemnify Hewitt Holdings LLC and the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

Minimum Stock Ownership Requirements

Hewitt Holdings LLC owners are required to hold a minimum number of shares while they are employees of the Company. Under the option award agreement for the Hewitt Holdings LLC owners, each Hewitt Holdings LLC owner is required to maintain beneficial ownership of at least 25% of such owner’s initial goodwill shares while employed by the Company.

Under the Bacon & Woodrow transfer restriction agreement, while employed by the Company, each of the former partners of Bacon & Woodrow is required to maintain beneficial ownership of at least 25% of the Class C shares of common stock issued to such former partner.

Services Agreement

Through September 30, 2007, Hewitt Associates LLC will provide certain support services to Hewitt Holdings LLC, primarily in the financial, real estate and legal departments, as may be requested by Hewitt

Holdings LLC from time to time. Hewitt Holdings LLC will pay Hewitt Associates LLC an annual fee of $50,000 for basic services. Hewitt Associates LLC may charge Hewitt Holdings LLC separately for additional services on a time and materials basis. Through September 30, 2003, fees for all services Hewitt Associates LLC has provided under the services agreement, totaling $425,208, have been paid by Hewitt Holdings LLC.

Distribution Agreement

On May 30, 2002, Hewitt Associates LLC distributed approximately $152.5 million of accounts receivable and $55 million of cash to Hewitt Holdings LLC pursuant to a distribution agreement. This assignment is without recourse to the Company or Hewitt Associates LLC and was used to fund a distribution to Hewitt Holdings LLC’s owners of accumulated earnings. Hewitt Associates LLC has agreed to act as a collection agent for Hewitt Holdings LLC. Certain directors and executive officers are owners of Hewitt Holdings LLC: Mr. Dale E. Gifford and Mr. Daniel J. Holland each own less than a 2% interest in Hewitt Holdings LLC; no other directors or executive officers own greater than a 1% interest in Hewitt Holdings LLC.

Real Estate

The Company conducts operations in general offices in Lincolnshire, Illinois, and in regional and foreign offices. The offices are leased under operating leases. The Company leases most of its office space from Hewitt Holdings LLC and/or its subsidiaries, including the Hewitt Properties companies referenced in this table.

Of these offices, Hewitt Holdings LLC owns and leases the following real estate assets to the Company:

Hewitt Holdings Properties Entity	Location	Commencement Date	Expiration Date	Monthly Base Rent ($000)	Options	Square Footage
Hewitt Properties I	Lincolnshire, Illinois	November 25, 1998	November 24, 2018	$560	Option to renew for two consecutive 5-year terms Option to purchase building	489,000

Hewitt Properties II	Lincolnshire, Illinois	December 30, 1999	December 29, 2019	$342	Option to renew for two consecutive 5-year terms Option to purchase building	330,000

Hewitt Properties III	Lincolnshire, Illinois	May 22, 1999	May 21, 2014	$357	Option to renew for two consecutive 5-year terms Option to purchase building	326,000

Hewitt Properties IV	Orlando, Florida	March 22, 2000	March 21, 2020	$235	Option to renew for two consecutive 5-year terms Option to purchase building	310,000

Hewitt Properties IV	The Woodlands, Texas	March 22, 2000	March 21, 2020	$431	Option to renew for two consecutive 5-year terms Option to purchase building	414,000

The Bayview Trust(1)	Newport Beach, California	June 1, 2002	May 31, 2017	$0 through August 31, 2003 $215 after August 31, 2003	Option to renew for two consecutive 5-year terms Two expansion options in 2007 and 2012	93,000

(1)	On March 7, 2003, The Bayview Trust sold the Newport Beach, California property to an independent third party and the Company’s lease was assigned to the purchaser.

There are three related party operating leases between Overlook Associates and the Company covering a portion of the complex that constitutes the Company’s global headquarters in Lincolnshire, Illinois. Overlook Associates is a majority-owned, but not a controlled investment of, Hewitt Holdings LLC. As of September 30, 2003, the minimum aggregate lease payments on these leases totaled $126 million. The material terms of each lease are set forth below:

Property	Commencement Date	Expiration Date	Monthly Base Rent ($000)	Options	Square Footage
One Overlook Point	June 1, 1989	May 1, 2009	$341	5 year option to extend term	212,000

Two Overlook Point	February 28, 1997	February 28, 2017	$265	Option to purchase between years 7 and 10	321,000

Three Overlook Point	December 1, 1989	February 28, 2017	$302	N/A	290,000

Total lease payments from Hewitt Associates LLC to Hewitt Holdings LLC and Overlook Associates were $34 million in 2003, $40 million in 2002 and $39 million in 2001. The leases were entered into on terms comparable to those which would have been obtained in an arm’s length transaction according to an independent third party evaluation of the leases.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Named executive officers, directors and greater-than-ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no reports were required, during the fiscal year ended September 30, 2003, all Section 16(a) filing requirements applicable to its named executive officers, directors, and greater-than-ten-percent beneficial owners were satisfied.

Other Matters

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2005 Annual Meeting of Stockholders pursuant to Rule 14a-8, “Shareholder Proposals,” of the Securities and Exchange Commission (the “SEC”) is August 19, 2004. Stockholders who wish to submit a proposal not intended to be included in the Company’s proxy statement and form of proxy but to be presented at the 2005 Annual Meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s Bylaws to provide notice of such proposal in nomination to the Secretary of the Company at the Company’s principal executive office. This notice must be delivered to the Company no later than October 30, 2004, but no earlier than September 30, 2004. This notice must contain the information required by the Company’s Bylaws.

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Annual Report

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 100 Half Day Road, Lincolnshire, IL 60069 or may be accessed from the Investor Relations section of the Company’s web site, www.hewitt.com or from the SEC’s web site, www.sec.gov.

By Order of the Board of Directors

Dale L. Gifford Chairman of the Board and Chief Executive Officer

December 22, 2003

[HEWCM - HEWITT ASSOCIATES, INC. common [FILE NAME: ZHEWC2.ELX] [VERSION - (1) [12/18/03] [orig. 12/18/03]

DETACH HERE	ZHEWC2

PROXY

HEWITT ASSOCIATES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

JANUARY 28, 2004

This Proxy is Solicited on Behalf of the Board of Directors of Hewitt Associates, Inc.

The undersigned hereby appoints C. Lawrence Connolly, III, Peter E. Ross and James L. Harper, Jr., and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock of Hewitt Associates, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Hewitt Associates, Inc., in Chicago, Illinois, on Wednesday, January 28, 2004 at 9:00 A.M., Central Daylight Time, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

HEWITT ASSOCIATES, INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet [GRAPHIC] Log on to the Internet and go to http://www.eproxyvote.com/hew	OR	Vote-by-Telephone [GRAPHIC] Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

[HEWCM - HEWITT ASSOCIATES, INC. common] [FILE NAME: ZHEWC1.ELX] [VERSION - (1)] [12/18/03] [orig. 12/18/03]

DETACH HERE	ZHEWC1

☒	Please mark votes as in this example.	#HEW

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NO. 1 AND 2.

1. Election of Directors.
Nominees: (01) Michael E. Greenlees, (02) James P. Kelly and (03) Steven P. Stanbrook.					2. Ratification of Ernst & Young LLP as Independent Auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐ For all nominees except as noted above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

[HEWCM - HEWITT ASSOCIATES, INC.] [FILE NAME: ZHEWB2.ELX] [VERSION - (1)] [12/18/03] [orig. 12/18/03]

DETACH HERE	ZHEWB2

Preliminary Voting Card (“PVC”) and Proxy for Class B and C Shares (“B/C Proxy”)

HEWITT ASSOCIATES, INC.

ANNUAL MEETING OF STOCKHOLDERS

JANUARY 28, 2004

This PVC and B/C Proxy is Solicited on Behalf of the Stockholders Committee

contemplated by the Certificate of Incorporation of Hewitt Associates, Inc.

The undersigned hereby votes all shares of Class B and Class C Common Stock which the undersigned may be entitled to vote in the Preliminary Vote relating to the Annual Meeting of Stockholders of Hewitt Associates, Inc. in Chicago, Illinois, on Wednesday, January 28, 2004 at 9:00 a.m., Central Standard Time (the “Annual Meeting”). Further, the undersigned hereby appoints the Stockholders Committee (by action by a majority of its members) proxy for the undersigned to vote all shares of Class B and Class C Common Stock of Hewitt Associates, Inc. which the undersigned may be entitled to vote at the Annual Meeting or at any adjournment thereof, upon the matters set forth on the reverse side and described in the Proxy Statement separately distributed by the Board of Directors of Hewitt Associates, Inc., such votes to be cast in accordance with the Certificate of Incorporation and based upon the Preliminary Vote.

Please mark this document as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

STOCKHOLDERS COMMITTEE OF

HEWITT ASSOCIATES, INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet [GRAPHIC] Log on to the Internet and go to http://www.eproxyvote.com/hewb-c	OR	Vote-by-Telephone [GRAPHIC] Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

[HEWCM - HEWITT ASSOCIATES, INC.] [FILE NAME: ZHEWB1.ELX] [VERSION - (1)] [12/18/03]

[orig. 12/18/03]

DETACH HERE	ZHEWB1

☒	Please mark votes as in this example.	0000

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NO. 1 AND 2.

1. Election of Directors.
Nominees: (01) Michael E. Greenlees, (02) James P. Kelly and (03) Steven P. Stanbrook.					2. Ratification of Ernst & Young LLP as Independent Auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐ For all nominees except as noted on the line immediately above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date: